EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
September 7, 2005

USEC Announces Company Realignment to Prepare for the Future
— American Centrifuge and Core Enrichment Business Remain USEC’s Priorities —
— $8 Million Annual Savings; $5 Million 3rd Quarter Charge —

Bethesda, MD—James R. Mellor, chairman, president and chief executive officer, announced today a major realignment of USEC Inc. (NYSE:USU) to ensure that the organization remains sharply focused on both current operations and the Company’s future, the American Centrifuge.

The restructuring will place priority on the demonstration and deployment of American Centrifuge, while maintaining reliable and efficient enrichment operations. The realignment will streamline USEC’s organization and resize headquarters operations. The restructuring, which begins with the elimination of some senior positions and the realignment of responsibilities under a smaller senior management team, is expected to increase productivity and efficiency in all the Company’s activities.

The following five individuals will comprise the senior management team reporting to the Chief Executive Officer:

•	Robert Van Namen, senior vice president, uranium enrichment. Van Namen, who currently is responsible for marketing and sales, will also take on responsibility for operations.

•	Philip G. Sewell, senior vice president, American Centrifuge. Sewell will continue to be responsible for the American Centrifuge project and the Megatons to Megawatts program.

•	Ellen C. Wolf, senior vice president and chief financial officer. Wolf will continue to lead USEC’s finance organization and assume responsibility for procurement.

•	Timothy B. Hansen, senior vice president, general counsel and secretary. Hansen will return to his position as USEC’s chief legal officer and take on responsibility for USEC’s corporate communications.

•	W. Lance Wright, senior vice president, human resources and administration. Wright will continue to lead the human resources function and also assume responsibility for information technology and security.

“We expect to complete this restructuring of the company before naming USEC’s new CEO in the near future,” said Mellor. “This will allow him to hit the ground running and immediately focus on the business going forward.”

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USEC Announces Major Company Realignment

“The restructuring includes all levels, including senior management, and involves the elimination of positions, retirements and the transfer of a number of functions and activities from Bethesda headquarters to the Paducah, KY and Piketon, OH plants,” said Mellor. “This is the first step in looking at the organization of the entire corporation. After this headquarters realignment, we will take a closer look at the field organizations.”

The USEC headquarters staff of 132 is being reduced by one-third, with the reduction expected to be substantially complete by the end of September. This reduction is expected to result in annual savings of $8 million in salary and related expense. USEC will record a one-time charge in its third quarter of approximately $5 million for the cost of these reductions. This workforce reduction, combined with previous cost-cutting initiatives, is expected to result in annualized selling, general and administrative expenses $13 million below 2004 levels even with the addition of $6 million in expenses related to NAC International, which was acquired in late 2004.

In addition, USEC recently announced a voluntary reduction of 50 people in the salaried workforce at the Company’s Paducah production plant. The Company continues to pursue further operating efficiencies to best position USEC for the planned deployment of the American Centrifuge.

The restructuring charges will affect the Company’s annual earnings guidance. USEC adjusts its expected range of earnings for 2005 to $18 to $23 million, or 21 to 27 cents per share, which reflects the impact of the restructuring offset by savings in the fourth quarter of 2005. The Company expects to report a loss in the third quarter.

“As the Company prepares for the future, we recognize that these actions will affect many employees who will be leaving the Company. We are grateful for their contributions, thank them for their service and wish them well,” said Mellor.

This news release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainty. Economic, business, market, regulatory, technology and other factors could cause our actual future results to differ materially from those expressed in our forward-looking statements. More information about these factors is contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K/A, which are available on USEC’s website www.usec.com. We do not undertake to update our forward-looking statements.

USEC Inc., a global energy company, is the world’s leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Contacts:
Investors:	Steve Wingfield 301-564-3354
Media:	Elizabeth Stuckle 301-564-3399